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Exhibit 5.9

[Letterhead of Brownstein Hyatt Farber Schreck, LLP]

September 26, 2011

American Investment Enterprises, Inc.
MedicWest Ambulance, Inc.
Mercy, Inc.
c/o Emergency Medical Services Corporation
6200 South Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

        We have acted as special Nevada counsel to American Investment Enterprises, Inc., a Nevada corporation ("AIE"), MedicWest Ambulance, Inc., a Nevada corporation ("MedicWest"), and Mercy, Inc., a Nevada corporation ("Mercy" and, together with AIE and MedicWest, the "Nevada Subsidiary Guarantors"), in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offering by Emergency Medical Services Corporation, a Delaware corporation (the "Issuer"), of up to an aggregate of $950,000,000 principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "Exchange Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer's outstanding 8.125% Senior Notes due 2019, issued pursuant to that certain Indenture, dated as of May 25, 2011, by and between CDRT Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the "Trustee"), as amended by that certain First Supplemental Indenture, dated as of May 25, 2011, by and between Merger Sub and the Trustee, and by that certain Second Supplemental Indenture, dated as of May 25, 2011, by and among the Issuer, the subsidiary guarantors signatory thereto, including the Nevada Subsidiary Guarantors, and the Trustee (as so amended, the "Indenture"). The obligations of the Issuer pursuant to the Exchange Notes are to be guaranteed by the Nevada Subsidiary Guarantors pursuant to and as set forth in the Indenture (collectively, the "Guarantees").

        In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Issuer and the Nevada Subsidiary Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed that all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

        We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the form of the Exchange Notes, the articles of incorporation and bylaws of each of the Nevada Subsidiary Guarantors, the resolutions of the board of directors of each of the Nevada Subsidiary Guarantors with respect to the Guarantees and such other documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have also obtained from officers and other representatives and agents of the Issuer and the Nevada Subsidiary Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

        Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification, that (i) except to the extent set forth in numbered opinion paragraph 3 below, each document we reviewed has been duly authorized, executed and delivered by the parties thereto, to the extent due authorization, execution and delivery are prerequisites to the effectiveness thereof; (ii) the

American Investment Enterprises, Inc.
MedicWest Ambulance, Inc.
Mercy, Inc.
September 26, 2011

obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Nevada Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.

        We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, any state securities or "Blue Sky" laws, rules or regulations.

        Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

        1.     Each of the Nevada Subsidiary Guarantors is validly existing and in good standing under the laws of the State of Nevada.

        2.     Each of the Nevada Subsidiary Guarantors has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantees.

        3.     Each of the Nevada Subsidiary Guarantors has duly authorized the execution and delivery of the Indenture and the performance of its obligations thereunder, including the Guarantees. The Indenture has been duly executed and delivered by each of the Nevada Subsidiary Guarantors.

        The opinions expressed herein are based upon applicable Nevada law and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Debevoise & Plimpton LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer relating to the validity of the Exchange Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

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  Exhibit 5.9